Exhibit 10.1

AMENDMENT NO. 2 TO

EXCUTIVE SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT

FOR JOSEPH W. KILEY III

THIS AMENDMENT No. 2 (the “Amendment”) is adopted effective as of March 26, 2025 by and between First Financial Northwest Bank, a Washington state chartered commercial bank (the “Bank”), and Joseph W. Kiley III (“the “Participant”).

WHEREAS, the Bank and the Participant previously entered into an Executive Supplemental Retirement Plan Participation Agreement for the benefit of the Executive, which was originally effective as of July 1, 2013, which was most recently amended and restated as of January 10, 2020 and which was further amended effective of May 12, 2023 (the “2013 SERP”);

WHEREAS, the parties desire to amend the 2013 SERP to include certain language permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Paragraph 5.E of the 2013 SERP gives the Bank the exclusive right to amend, modify or terminate the 2013 SERP, subject to the Bank giving the Executive 30 days’ written notice prior to the effective date of the amendment; and

WHEREAS, the Board of Directors of the Bank has approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive hereby amend the SERP as follows:

1.            Paragraph 5.E of the 2013 SERP is hereby amended to read in its entirety as follows:

“E.           Modification: The Bank by action of the Board of Directors reserves the exclusive right to amend, modify or terminate this Plan.  Any such termination, modification or amendment shall not terminate or diminish any present or future rights or benefits.  The Plan may be amended or terminated only if the amendment or termination occurs in accordance with the requirements of Section 409A.”

2.            The 2013 SERP is hereby amended to add a new Paragraph 5.F to read in its entirety as follows:

“F.           Termination in Connection with a Change in Control. The Bank by action of the Board of Directors may elect in its sole discretion to terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that  all substantially similar arrangements sponsored by the Bank which are treated as deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control event and provided further that the Participant and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months following the date the Bank takes the irrevocable action to terminate and liquidate the arrangements. If the Bank elects to terminate the Plan pursuant to this Paragraph 5.F, the Participant shall not be required to execute the release referenced in Paragraph 1.A and attached hereto as Exhibit B in order to receive his benefits under this Plan.

3.            By signing this Amendment, the Participant hereby waives his right to receive 30 days’ advance notice of the effective date of this Amendment.

4.            Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the 2013 SERP.

5.            All other provisions of the 2013 SERP shall continue in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above by the Participant and by a duly authorized representative of the Bank.

FIRST FINANCIAL NORTHWEST BANK

By:	/s/Richard P. Jacobson
Name:	Richard P. Jacobson
Title:	Executive Vice President, CFO and COO

EXECUTIVE

By:	/s/Joseph W. Kiley III
Name:	Joseph W. Kiley III

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